EXHIBIT 99.1

[CROWN CASTLE INTERNATIONAL NEWS RELEASE GRAPHIC]

Contacts:	W. Benjamin Moreland, CFO Jay Brown, VP Finance Crown Castle International Corp. 713-570-3000

Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E 713-529-6600

CROWN CASTLE INTERNATIONAL RAISES

$300 MILLION IN SENIOR NOTES OFFERING

December 4, 2003—HOUSTON, TEXAS—Crown Castle International Corp. (NYSE:CCI) today announced that it priced $300 million of its 7.5% Senior Notes due 2013. Crown Castle expects to use the net proceeds from this offering, together with existing cash balances, to tender in the near term for its outstanding 9% Senior Notes and 9 1/2% Senior Notes. Closing of the offering is scheduled for December 11, 2003.

The notes are offered solely to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (“Securities Act”) and to persons outside of the United States under Regulation S under the Securities Act. The notes will not be registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftops as well as analog and digital audio and television broadcast transmission systems. Crown Castle offers near-universal broadcast coverage in the United Kingdom and significant wireless communications coverage to 68 of the top 100 United States markets, to more than 95 percent of the UK population and to more than 92 percent of the Australian population. Crown Castle owns, operates and manages over 15,500 wireless communication sites internationally. For more information on Crown Castle, visit: www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the use of proceeds from the notes offering and (ii) the effect of the notes offering on our utilization of cash. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.